SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (“Agreement”) is entered into as of November 6, 2006, by and between MAJ Industries LLC, formerly known as Miavita LLC (“Seller”) and Matria Healthcare, Inc. (“Matria”) (collectively referred to as “the Parties”).
WHEREAS, on March 9, 2005, Seller and Matria entered into an Asset Purchase Agreement regarding the purchase and sale of Seller’s Assets to Matria (the “Purchase Agreement”);
WHEREAS, the Purchase Agreement requires Matria to make annual “Mile Stone Payments” to Seller through the period ending June 30, 2012, to be calculated in accordance with the terms and conditions set out in Sections 2.4 and 2.5 of the Purchase Agreement;
WHEREAS, on July 6, 2006, counsel for Seller sent a Mile Stone Objection Notice to the General Counsel of Matria objecting to the Mile Stone Statement for Period 1;
WHEREAS, the Parties, on the terms and conditions contained herein, desire to compromise and settle all of the claims and disputes between them, including, without limitation, those outlined in the Mile Stone Objection Notice;
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties, intending to be legally bound, agree as follows:
I. CONSIDERATION
A. Future Mile Stone Payments: In lieu of any further Mile Stone Payments under Section 2.4(b)(ii) of the Purchase Agreement, Seller shall be entitled to Mile Stone Payments equal to 3.575 times the Net Revenue derived from New Customers during Period 2. A “New Customer” shall mean any of the companies included upon the list attached as Exhibit A to this Agreement or any other company to which the Parties mutually agree upon in writing in the future. Payments made pursuant to this Section I.A. shall be included in the calculation of the Mile Stone Payment Cap. The information required to be delivered to the Seller on May 15, 2007 pursuant to Section 2.5(a)(i) of the Purchase Agreement shall include only a calculation of Net Revenue from New Customers, Ancillary Revenue and the applicable Mile Stone Payment, if any, together with a certificate of a duly authorized officer of Matria certifying the foregoing.
B. Payment: For and in consideration of the agreements and covenants of the Parties as set forth herein, and conditioned upon Matria receiving actual payments of not less than FIVE HUNDRED THOUSAND 0/100 DOLLARS ($500,000.00) from New Customers on or before May 1, 2007, Matria will pay the sum of TWENTY MILLION 0/100 DOLLARS ($20,000,000.00) (the “Payment”) to Seller on or before May 1, 2007. Subject to the terms and conditions set forth herein, such Payment shall be made consistent with the wiring instructions that Seller communicates in writing to Matria on or before the date on which this Agreement is executed. At the election of Matria, up to one-half (1/2) of the Payment may be made in Matria Common Stock valued at the Closing Stock Price on May 1, 2007. Any shares of Matria Common Stock issued pursuant to the preceding sentence (the “Payment Shares”) will be issued pursuant to an exemption from registration available under the Securities Act and will therefore be deemed “restricted securities” as such term is defined in the rules promulgated under the Securities Act. In connection with the potential issuance of Payment Shares, Seller hereby reaffirms the representations contained in Section 4.35 of the Purchase Agreement.
Within thirty (30) days of the issuance of any Payment Shares, Matria shall file a shelf registration statement with the SEC covering the resale of the Payment Shares and Matria shall use its best efforts to cause such shelf registration statement to become effective as soon as practicable following the filing thereof, and to use its best efforts to keep the shelf registration statement effective until the earlier of (i) all Payment Shares registered pursuant to such registration statement having been sold pursuant thereto, or (ii) the expiration of the holding period with respect to such Payment Shares under Rule 144(k) under the Securities Act, or any successor provision. Matria shall have the right to suspend the use of such registration statement by Seller in the event Matria determines such suspension is necessary as a result of pending corporate developments, filings with the SEC or similar events; provided, that any such suspension period shall not (i) exceed thirty days (30) in any three-month period; or (ii) an aggregate of ninety (90) days for any twelve (12) month-period. In connection with the registration of the Payment Shares, Matria shall (i) pay all expenses of the shelf registration statement, (ii) as reasonably required by Seller, provide Seller with copies of the prospectus relating to such registration statement, (iii) notify Seller when the registration statement has become effective and of any suspension thereof, and (iv) take all other reasonable actions as are necessary to permit unrestricted resales of the Payment Shares by Seller.

Seller hereby agrees that its rights to receive the Payment shall be in all respects subordinate and subject in right of payment to the payment of any and all indebtedness of Matria, whether outstanding on the date hereof or hereafter incurred, created or assumed, which is owed to any creditor under the Credit Agreement (currently, that certain Credit Agreement dated January 19, 2006, by and among Matria, certain domestic subsidiaries as guarantors, and Bank of America, N.A.). Seller agrees to take any and all further actions, and to execute any and all further agreements, instruments and other documents, as are reasonably requested by Matria or

Matria’s applicable lenders in order to further evidence, clarify or give effect to the foregoing subordination provisions.

In the event Matria is prohibited under the Credit Agreement as a result of the subordination contemplated by this Section I.B from making the Payment to Seller when due hereunder, such Payment shall bear interest from the due date at a rate per annum (on the basis of a 365-day year) equal to the Prime Rate on the due date plus one percent (1%); provided, however, that, to the extent the Payment remains unpaid, the rate of interest payable on the Payment shall be increased by one half of one percent (.5%) on each anniversary of the applicable due date (i.e. on the first anniversary of the due date, the rate of interest would increase to the Prime Rate plus one and one-half percent (1.5%).

Matria’s obligations under this Section I.B. are in lieu of all Mile Stone Payments under Section 2.4(b) of the Purchase Agreement that have not been paid to date other than as expressly provided in Section I.A. above. Payments made pursuant to this Section I.B. shall be included in the calculation of the Mile Stone Payment Cap.
C. Termination of Matria’s Obligation to Keep Business Intact as a Separate Business: As of the effective date of this Settlement Agreement, Matria’s obligation to keep the Business intact as a separate business unit, pursuant to Section 2.4(h) of the Purchase Agreement, is null and void. Matria will have sole discretion in determining whether the Business will be maintained as a separate business or integrated with Matria’s other businesses. Seller acknowledges and agrees that Matria has no obligation of any kind to facilitate or maximize any further Mile Stone Payments under the Purchase Agreement. Without limiting the generality of the foregoing, Matria shall have no liability to Seller of any kind for failure to pursue, accept, timely implement or fulfill its obligations to any New Customer or proposed New Customer or for failure to pursue, accept, timely implement or fulfill its obligations under any Designated Contract or proposed Designated Contract, provided that if Matria does not receive actual payments of not less than FIVE HUNDRED THOUSAND 00/100 DOLLARS ($500,000.00) due to Matria’s negligent failure to act or bad faith, said condition in Section I.B. above to the payment of the sum of TWENTY MILLION 00/100 DOLLARS ($20,000,000.00) shall be deemed to have been satisfied as of May 1, 2007.
II. RELEASE
A. Seller Release: Seller, for and on behalf of itself, and each of its past, present and future employers, parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, agents, employees, officers, directors, insurers, reinsurers, related entities, and all persons acting by, through, or in concert with any of the foregoing (the “Seller Releasing Parties”), does hereby fully, finally, and forever release and discharge Matria and each of its past, present, and future employers, parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, agents, employees, officers, directors, insurers, reinsurers, related entities, and all persons acting by, through, or in concert with any of the foregoing from any and all actions, claims, suits, damages, debts, judgments, levies, executions or liabilities, of any kind or character, whether now known or unknown, asserted or unasserted, liquidated or unliquidated, fixed or contingent, legal or equitable, direct or indirect, which Seller or any of the Seller Releasing Parties has or may have in the future arising out of the actions and claims outlined in the Mile Stone Objection Notice or related in any way to the Mile Stone Payment for Period 1 (the “Seller Released Claims”). The fulfillment of Matria’s obligations in Section I.B. is an express condition subsequent to the effectiveness of this Release, and if such obligations are not fulfilled,, this Release shall be null and void.
B. Matria Release: Matria, for and on behalf of itself, and its past, present, and future employers, parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, agents, employees, officers, directors, insurers, reinsurers, related entities, and all persons acting by, through, or in concert with any of the foregoing (the “Matria Releasing Parties”) does hereby fully, finally, and forever release and discharge Seller and all of its past, present and future employers, parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, agents, employees, officers, directors, insurers, reinsurers, related entities, and all persons acting by, through, or in concert with any of the foregoing from any and all actions, claims, suits, damages, debts, judgments, levies, executions or liabilities, of any kind or character, whether now known or unknown, asserted or unasserted, liquidated or unliquidated, fixed or contingent, legal or equitable, direct or indirect, which Matria or any of the Matria Releasing Parties has or may have in the future arising out of the actions and claims outlined in the Mile Stone Objection Notice or related in any way to the Mile Stone Payment for Period 1 (the “Matria Released Claims”).
C. Releases Include Unknown Claims:
(1) The Parties understand and agree that both the Seller Released Claims and Matria Released Claims are intended to and do include any and all claims of every nature and kind whatsoever (whether known, unknown, suspected, or unsuspected) which the Parties have, had or may have in the future, individually or collectively.
(2) The Parties further acknowledge that they may hereafter discover facts different from or in addition to those which they now know or believe to be true with respect to the Seller

Released Claims and Matria Released Claims and agree that, in such event, this Agreement shall nevertheless be and remain effective in all respects, notwithstanding such different or additional facts, or the discovery thereof.
III. COVENANT NOT TO SUE
A. Each of the Parties to this Agreement hereby mutually covenants that it will not sue, sue further, or otherwise litigate in any way against any person or entity released by this Agreement with respect to any of the Seller Released Claims or Matria Released Claims.
B. The Parties represent and acknowledge (i) that they and their attorneys have conducted whatever investigation was deemed necessary to ascertain all facts and matter related to this Agreement; (ii) that they have consulted with and received advice from legal counsel concerning this Agreement; and (iii) that they are not relying in any way on any statement or representation by the opposing Party or opposing Party’s counsel, except as expressly stated herein, in reaching their decision to enter into this Agreement.
IV. CONSTRUCTION:  This Agreement shall be construed without regard to the Party or Parties responsible for its preparation and shall be deemed as prepared jointly by both Parties hereto. Any ambiguity or uncertainty existing herein shall not be interpreted or construed against either Party on the basis that the Party drafted this Agreement.
V. NO ADMISSION OF LIABILITY: The Parties hereby acknowledge that this Agreement and the mutual releases contained herein effect the settlement of disputed and contested claims and nothing herein shall be construed as an admission of liability on the part of any Party. Neither this Agreement, nor any discussions or negotiations leading to it, shall be admissible for any purpose in any matter, except that this Agreement shall be admissible as necessary to enforce its terms.
VI. ATTORNEYS’ FEES: The Parties hereto agree that each will be solely responsible for its own attorney’s fees and costs incurred in connection with this dispute, including all costs associated with performing each party’s duties and obligations under this Agreement.
VII. NON-ASSIGNMENT: The Parties represent that they have not assigned, sold or transferred any of the claims described in Section II of this Agreement.
VIII. CHOICE OF LAW:
A. This Settlement Agreement and General Release shall be governed by the laws of the State of Georgia without regard to its principles of conflicts of laws or the conflicts of laws principles of the forum in which any party seeks enforcement.
B. If any provision of this Agreement should for any reason be held violative of any applicable law, governmental rule or regulation, or if any provision should ever be held to be unenforceable or invalid, then the invalidity of any such specific provision herein shall not be contended or held to invalidate the remaining provisions of this Agreement. Such other provisions and the entirety of this Agreement absent the provision(s) held to be unenforceable shall remain in full force and effect unless the removal of such unenforceable provision(s) destroys the legitimate purpose of this Agreement, in which event the Agreement shall be null and void.
IX. ENTIRE AGREEMENT: The Parties acknowledge that this Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter hereof, superseding any and all prior or contemporaneous agreements, discussions, or representations, whether oral or written, and further acknowledge that this Agreement cannot be varied or amended except by the written consent of the Parties hereto. All capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such term in the Purchase Agreement.
X. NO REPRESENTATIONS: The Parties acknowledge that no representations, promises, inducements, or warranties, other than those expressly set forth herein, have been made to induce the execution of this Agreement, and the Parties acknowledge that they have not executed this Agreement in reliance upon any promise, representation, inducement, or warranty not contained herein.
XI. NO MODIFICATION OR WAIVER: This Agreement may not be modified except in a writing signed by all of the Parties. Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof, but only as to that Party. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof.
XII. SUCCESSORS AND ASSIGNS: This Agreement shall inure to the benefit of and be binding on each of the Parties’ parent and affiliated companies, successors, assigns, heirs, administrators, representatives and trustees. Without the prior written consent of the other Parties, no Party hereto may assign its rights, duties or obligations hereunder to any other person or entity. No Party may assert that another Party’s conduct operates to waive the requirement of a writing in this Paragraph.
XIII. WARRANTY OF CAPACITY: The Parties each hereby warrant and represent that the person signing this Agreement on their behalf has full authority to do so and that this Agreement is binding on them, and is fully enforceable in accordance with its terms. The Parties further warrant and represent that they are the only person, firm, or entity having any interest in the claims released herein and that they have not assigned, sold, transferred, or purported to assign, sell, or transfer any claim, complaint, demand, action, suit, or cause of action relating in any way to the matters released in herein. The Parties agree that the warranties and representations set forth in this Paragraph are material to this Agreement.
XIV. EFFECTIVE ONLY UPON EXECUTION BY ALL: This Agreement shall become effective only upon the due and proper execution of this Agreement and delivery thereof by the Parties hereto.
XV. COUNTERPARTS: The Parties may execute this Agreement in counterparts. A facsimile counterpart shall be binding as an original.
XVI. EFFECTIVE DATE: This Agreement, once executed by the Parties, shall be deemed effective as of the date referenced in the preamble on page 1 hereof.
IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement and General Release.

Dated: November 6, 2006.

MAJ INDUSTRIES LLC    MATRIA HEALTHCARE, INC.

By:___________________________   By:__________________________
Ralph Finerman
Secretary     Its:__________________________

EXHIBIT A

24 HOUR FITNESS
AARP
ACTIVISION
AIG
ALLSTATE
AMC THEATRES
AMERICAN FINANCIAL
APOLLO /UNIVERISTY OF PHOENIX
APOLLO MANAGEMENT
ARAMARK
BARNES & NOBLE
BEAR STEARNS
BLACKROCK
BLACKSTONE
BROADCOM
CABLEVISION
CASTLE AND COOK
CBS
CINTAS
CITY NATIONAL BANK
CLARK COUNTY SCHOOL DISTRICT
COMCAST
COSTCO
COUNTRYWIDE FINANCIAL
CREDIT SUISSE
DANAHER
DEUTSCHE BANK
DISNEY
DOLE FOODS
ERNEST & YOUNG
FIDELITY
FRANKLIN TEMPLETON
FTI CONSULTING
GNC
GOLDMAN SACHS
GUARDSMARK
GUGGENHEIM
HARRAH'S
HERTIGAGE HEALTH NETWORK
HILTON	INCREMENTAL CHANGE*
HOME DEPOT
HOUGHTON MIFFLIN
HYATT HOTELS
INTERACTIVE CORP
JEFFERIES
K12
KB HOMES

KLC	INCREMENTAL CHANGE*
LA CITY
LA COUNTY
LAS VEGAS SANDS
LATHAN WATKINS
LEHMAN
LEONARD GREEN
LEUCADIA NATIONAL
LIBRA
MDC HOLDINGS
MELLON BANK
MERRILL LYNCH
MID OCEAN
MORGAN STANLEY
NEW YORK LIFE
NEWSCORP
NIKE, INC
NYC SCHOOL DISTRICT
OAKTREE CAPITAL
OCCIDENTAL PETROLEUM
ORACLE
PHILADELPHIA HEALTH CARE TRUST
PRINCIPAL GROUP
PROGRESSIVE INSURANCE
PRUDENTIAL
ROBERT HALF
ROLL INTERNATIONAL	INCREMENTAL CHANGE*
SAFEWAY
SALESFORCE.COM
SIMON PROPERTY GROUP
SLM
SONY
STAPLES
STARWOOD
TEXAS PACIFIC
TH LEE
THOR INDUSTRIES
TIME WARNER
TOYS R US
TRIARC/ARBY'S
TRUST CO OF THE WEST
TURNER BROADCASTING
UBS
VIACOM
VISTAGE INTERNATIONAL
WARNER MUSIC
WEBMD
WELLS FARGO

WYNN RESORTS
YAHOO
YUCAIPA/FOOD FOR LESS
ZENITH NATIONAL

* INCREMENTAL CHANGE MEANS ANY NEW BUSINESS SEPARATE AND APART FROM ANY EXISTING BUSINESS MATRIA DOES WITH SAID COMPANY